Exhibit 99.1

American Midstream Announces $60 Million Acquisition of
Blackwater Midstream From an Affiliate of ArcLight Capital Partners

Partnership Announces Management's Intent to Recommend
a Distribution Increase and Provides Initial 2014 Guidance

DENVER, CO – December 10, 2013 – American Midstream Partners, LP (NYSE: AMID) today announced the execution of a merger agreement to acquire Blackwater Midstream Holdings, LLC, a developer and operator of terminal storage facilities (“Blackwater”), from an affiliate of ArcLight Capital Partners, LLC (“ArcLight”) for an aggregate purchase price of $60 million, subject to certain purchase price adjustments. The purchase price is payable in a combination of cash and approximately $3.0 million of American Midstream common units, and the aggregate consideration includes the payoff of existing indebtedness of Blackwater. Blackwater generated annualized Adjusted EBITDA of approximately $7.7 million based on the quarter ended September 30, 2013, and the Partnership expects Blackwater’s annualized EBITDA to remain approximately the same in the fourth quarter of 2013 and increase in 2014 as a result of organic growth and new-build projects currently underway with new and existing customers. The acquisition includes Blackwater’s three operating terminal sites located in Westwego, Louisiana; Brunswick, Georgia; and Salisbury, Maryland. The sites are multimodal, with access to deepwater dock, barge, rail and truck transportation. The transaction also includes a brownfield development opportunity in Harvey, Louisiana, located near Blackwater’s Westwego terminal. The acquisition is expected to be immediately accretive to American Midstream’s current distribution and creates a strong and competitive position in a segment of the midstream industry that is characterized by fee-based contracts that are not directly subject to commodity price volatility. In addition, the merger agreement provides for American Midstream to pay an earnout of up to $5 million, if, during the next five years, the trailing-twelve month EBITDA from operations at the Harvey site exceeds $5 million.

The three operating terminals have a total of 1.3 million barrels of storage capacity and store a variety of products including chemical, agricultural, and petroleum liquid products. The revenues are fee-based and almost entirely derived from take-or-pay lease contracts. Both the Westwego and Brunswick sites are operating at capacity and have the potential for additional expansions. The Harvey development site is expected to commence operations in 2014, with the potential for up to two million barrels of capacity when fully developed, which would increase Blackwater’s total barrels of storage by more than 100 percent.

“The strategic acquisition of Blackwater Midstream provides an attractive platform for American Midstream in a growing segment of the midstream industry that is fee-based and not directly correlated to commodity prices,” stated Steve Bergstrom, Executive Chairman, President and Chief Executive Officer. “Blackwater is located near our assets in southern Louisiana, and we expect to leverage our customer relationships to benefit both Blackwater and our existing operations. Moreover, the transaction is accretive on a distributable cash flow per unit basis and provides access to several organic growth opportunities. Due to the increase in adjusted EBITDA and distributable cash flow that we expect from the Blackwater acquisition, management intends to recommend to the board of directors an increase in the quarterly distribution of approximately two percent beginning with the distribution for the first quarter 2014.”

“The Blackwater acquisition will mark the first drop-down from our sponsor ArcLight since the transformational transaction in April of this year wherein ArcLight acquired a controlling interest in our general partner and we acquired the High Point assets,” continued Mr. Bergstrom. “We believe the Blackwater transaction reflects the substantial value ArcLight adds as a partner and its commitment to supporting the long-term, sustainable growth of American Midstream.”

The transaction is expected to close in the fourth quarter 2013, subject to customary closing conditions.

2014 Adjusted EBITDA, DCF and Capital Expenditure Forecast

American Midstream forecasts 2014 Adjusted EBITDA in a range of $33 million to $36 million and distributable cash flow, or DCF, in a range of $13 million to $16 million, with both metrics including the benefit of the Blackwater acquisition and does not include other acquisitions, drop downs, or asset development projects the Partnership is pursuing. Growth capital expenditures in 2014, which exclude capital for maintenance, are forecasted to be in a range of $25 million to $30 million.
About American Midstream Partners, LP
Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.
Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of a potential acquisition, operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate,” "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors, which are described in greater detail in our filings with the SEC. The closing of the Blackwater acquisition is subject to conditions beyond our control. In addition, if we consummate the Blackwater acquisition, we face risks associated with the integration of the business, decreased liquidity, increased interest expense, assumption of potential liabilities, diversion of management’s attention, and other risks associated with acquisitions and growth.  Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed on April 16, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed on November 13, 2013. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

Non-GAAP Financial Measures
This press release includes forecasted non-GAAP financial measures for American Midstream, including “Adjusted EBITDA” and “Distributable Cash Flow.” The GAAP measure most directly comparable to adjusted EBITDA and Distributable Cash Flow is net income (loss). Net loss attributable to the Partnership is forecasted to be approximately $2.1 million in 2014.

Adjusted EBITDA is calculated as net income (loss) attributable to the partnership plus interest expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring including debt issuance costs, transaction costs, and losses on the impairment of property, plant and equipment, less interest income, unrealized gains on commodity derivative contracts, construction, operating and maintenance agreement (COMA) income, amortization of commodity put purchase costs and selected gains that are unusual or nonrecurring such as the benefit of our other post-employment benefit plan (OPEB), gains on the sale of assets, and gains on the involuntary conversion of property, plant and equipment.

Distributable cash flow is calculated as Adjusted EBITDA plus interest income, less cash paid for interest expense, normalized maintenance capital expenditures, and dividends related to the Series A convertible preferred units.

This press release also contains the non-GAAP financial measure “Adjusted EBITDA” related to Blackwater Midstream Holdings, LLC. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). The table attached to this press release includes a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

Blackwater Midstream Holdings, LLC Adjusted EBITDA Reconciliation
(Unaudited, in thousands)

Three Months Ended, September 30,
2013
Net income (loss)	$(174)
Add:
Depreciation and amortization expense	1,422
Net interest expense	553
One-time transaction-related expenses	310
Discontinued operations depreciation and amortization	44
Discontinued operations net interest expense	16
Deduct:
Income tax benefit	(214)
Discontinued operations income tax benefit	(34)
Adjusted EBITDA	$1,923
Annualized	$7,692

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